EXHIBIT 10.2

Compensation of Outside Directors

In connection with a reduction in compensation payable to certain of the Company’s employees, including its executive officers, at a meeting held on January 7, 2009, the Board of Directors of the Company approved a reduction of 10% to the cash compensation of its non-employee directors effective as of January 19, 2009. Consequently, effective January 19, 2009 until the elimination of the salary reduction for employees, the cash compensation payable to the outside directors will be as follows:

  the amount of the per meeting fee for in-person Board of Directors meetings will be $1,440;
  the amount of the per meeting fee for in-person Committee meetings will be $1,080;
  the amount of the per meeting fee payable for telephonic meetings of the Board of Directors or a Committee lasting one hour or less is fixed at 50% of the per meeting for a Board of Directors or Committee meeting, as applicable; and
  the amount of the compensation payable to the members of any Special Committee, if and when such a Committee is needed, will be $4,500 per month for the Special Committee Chairman, $2,250 per month for the Special Committee Vice-Chairman, and $1,800 per meeting for all members of the Special Committee. The additional compensation will be discontinued when any Special Committee project is suspended or concluded.
In addition, in the event that the compensation reduction is still in effect on March 1, 2009, which is the commencement of the Company’s fiscal 2010 and the time at which the annual cash retainers are paid to the non-employee directors, the annual cash retainers will similarly be decreased, as follows:

  the annual cash retainer payable for Company Board-level (as opposed to Committee-level) service will be $27,000;
  the annual cash retainer payable to the chairman of the Audit Committee will be $10,800; and
  the annual cash retainer payable to the chairman of the Compensation Committee will be $9,000.